As filed with the Securities and Exchange Commission on December 12, 2023

Registration No. 333-275990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERGENT BIOSOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1902018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Professional Drive, Suite 400

Gaithersburg, Maryland 20879

(Address of Principal Executive Offices and Zip Code)

Emergent BioSolutions Inc. Inducement Plan

(Full title of the plan)

Richard S. Lindahl

Executive Vice President, Chief Financial Officer and Treasurer

Emergent BioSolutions Inc.

400 Professional Drive, Suite 400

Gaithersburg, Maryland 20879

(Name and address of agent for service)

(240) 631-3200

(Telephone number, including area code, of agent for service)

Copies to:

Matthew C. Franker Michael J. Riella	Jennifer Fox Executive Vice President, External Affairs,
Covington & Burling LLP	General Counsel and Corporate Secretary
One CityCenter	Emergent BioSolutions Inc.
850 Tenth Street, N.W.	400 Professional Drive, Suite 400
Washington, D.C. 20001	Gaithersburg, Maryland 20879
(202) 662-6000	(240) 631-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No.1 to Registration Statement on Form S-8 is being filed for the purpose of correcting a typographical error in the signatures page in connection with the Company’s Registration Statement on Form S-8 (File No. 333-275990) filed with the Securities and Exchange Commission on December 11, 2023.

2

PART I

Item 1. Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the Emergent BioSolutions Inc. Inducement Plan (the “Inducement Plan”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities Exchange Commission (the “SEC”) and the instructions to Form S-8, such document is not being filed with the SEC as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the Inducement Plan pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such document is not being filed with the SEC as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents (File No. 001-33137) previously filed with the SEC are hereby incorporated by reference:

•

the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March  1, 2023, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on December 11, 2023 (together, the “2022 Annual Report”);

•

all other reports filed with the SEC pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the 2022 Annual Report; and

•

the description of the Company’s Common Stock contained in Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December  31, 2020, filed with the SEC on February 19, 2021, including any amendments or reports filed for the purposes of updating this description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K (or any portion thereof so furnished) prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reason to believe their conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company’s Third Restated Certificate of Incorporation (the “Charter”) contains provisions that provide for the indemnification of directors and officers consistent with the applicable provisions of the DGCL. Any indemnification (unless ordered by a court) shall be made only after a determination by a majority of disinterested directors, a committee of disinterested directors, an independent legal counsel, or the stockholders of the Company, that the individual has met the standard of behavior required for indemnification, as described above. If a present or former director or officer successfully defends against any claim subject to indemnification by the Company, they shall be repaid for reasonable expenses connected with their defense.

In accordance with Section 102(b)(7) of the DGCL, the Charter provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such limitation on or exemption from liability is not permitted under the DGCL.

The Company has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, provide that the Company will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, manager, employee, agent or representative of the Company. The indemnification agreements also establish the procedures that will apply in the event a director or executive officer makes a claim for indemnification.

The Company maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1*	Third Restated Certificate of Incorporation (incorporated by reference from Exhibit 3 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 5, 2016).

4.2*	Amended and Restated By-laws (incorporated by reference from Exhibit 3 to the Company’s Current Report on Form 8-K, filed with the SEC on August 16, 2012).

4.3*	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 20, 2006).

4.4*	Emergent BioSolutions Inc. Inducement Plan (incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on December 11, 2023).

5.1**	Opinion and Consent of Covington & Burling LLP.

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Covington & Burling LLP (contained in Exhibit 5.1).

24.1**	Power of Attorney (contained on signature page of the original filing).

107**	Filing Fee Table.

*	Incorporated by reference
**	Previously Filed

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on this 12th day of December, 2023.

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Richard S. Lindahl
Richard S. Lindahl
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Haywood Miller	Interim Chief Executive Officer (Principal Executive Officer)	December 12, 2023

/s/ Richard S. Lindahl Richard S. Lindahl	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 12, 2023

* Zsolt Harsanyi, Ph.D.	Director	December 12, 2023

* Sujata Dayal	Director	December 12, 2023

* Don DeGolyer	Director	December 12, 2023

* Neal Fowler	Director	December 12, 2023

* Keith Katkin	Director	December 12, 2023

* Ronald B. Richard	Director	December 12, 2023

* Louis W. Sullivan, M.D.	Director	December 12, 2023

* Marvin White	Director	December 12, 2023

* Kathryn C. Zoon, Ph.D.	Director	December 12, 2023

* By: Richard S. Lindahl
Richard S. Lindahl, Attorney-in-fact